Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Semtech Corporation 2009 Long-Term Equity Inducement Plan, the Semtech Corporation 2000 SMI Assumed Plan and the Semtech Corporation 2007 SMI Assumed Plan of our reports dated March 20, 2009, with respect to the consolidated financial statements and schedule of Semtech Corporation included in its Annual Report (Form 10-K) for the year ended January 25, 2009, and the effectiveness of internal control over financial reporting of Semtech Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 14, 2009